Exhibit 99.1

FOR IMMEDIATE RELEASE November 5, 2002	Contact:	Mark Funston Chief Financial Officer (301) 918-0381 MKR Group Charles Messman (917) 414-1001

Group 1 Software Announces 2-For-1 Stock Split

Lanham, MD — Group 1 Software (Nasdaq: GSOF) today announced that it has declared a 2-for-1 split of its common stock.

Every stockholder of record as of November 15, 2002 will receive two shares in exchange for every one share held. The company expects that stock certificates reflecting the split will be distributed to stockholders by December 2, 2002. After the split, Group 1 will have approximately 14.4 million shares outstanding.

“This split should provide greater liquidity for our current stockholders, and make Group 1 Software stock more attractive to new investors,” said Bob Bowen, CEO of Group 1 Software. “We are particularly pleased to make this announcement following our release of record revenue and earnings last week for the second fiscal quarter ended September 30, 2002. Our continued financial strength — strong earnings, cash flow and a strong balance sheet — in conjunction with proven technology, a number of market leadership positions and over 2,000 customers worldwide make us a most attractive investment proposition.”

Group 1 Software (Nasdaq: GSOF) is a leading provider of software solutions for data quality, marketing automation, customer communications management and direct marketing applications. Group 1‘s software systems and services enable over 2,000 customers worldwide to market smarter by helping them find, reach and keep customers. Founded in 1982 and headquartered in Lanham, Maryland, Group 1‘s solutions are utilized by leaders in the financial services, banking, retail, telecommunications, utilities, e-commerce, and insurance industries. The company’s customer base includes such recognized names as Acxiom, AT&T, Charles Schwab, Entergy, GEICO, L.L. Bean, and Wal-Mart. For more information about Group 1, visit the company’s Web site at http://www.g1.com.

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This press release may contain statements relating to Group 1’s future plans, events or performance. Such statements may include words like “should provide” and “make us an attractive investment proposition.” Such statements involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for Group 1’s products and services and other risks identified in Group 1’s SEC filings. Group 1’s actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this press release. Group 1 undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events. Group 1 Software is a registered trademark of Group 1 Software, Inc. All other brand names, trademarks and registered trademarks are the property of their respective owners.

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